STATE OF DELAWARE
                               AGREEMENT OF MERGER

                               AGREEMENT OF MERGER
                                     BETWEEN
                          CHARYS HOLDING COMPANY, INC.
                        (a Delaware domestic corporation)
                                       AND
                          SPIDERBOY INTERNATIONAL, INC.
                            (a Minnesota corporation)

     This Plan and Agreement of Merger made and entered into on the 25th day of June, 2004, by and between Spiderboy International, Inc., a Minnesota corporation, and Charys Holding Company, Inc., a Delaware corporation.

     WITNESSETH:

     WHEREAS, the Delaware Corporation is a Corporation organized and existing under the laws of the State of Delaware, its Certificate of Incorporation having been filed in the Office of the Secretary of State of the State of Delaware on April 16, 2004 and

     WHEREAS, Spiderboy International, Inc. is a corporation organized and existing under the laws of the State of Minnesota; and

     WHEREAS, the aggregate number of shares which the Minnesota Corporation has authority to issue is 50,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share; and

     WHEREAS, the Board of Directors of each of the constituent corporations deems it advisable that the Minnesota Corporation be merged into Charys Holding Company, Inc. on the terms and conditions hereinafter set forth, in accordance with the applicable provisions of the statutes of the States of Delaware and Chapter 302A.615 of the Minnesota Statutes, respectively, which permit such merger;

     NOW, THEREFORE, in consideration of the premises and of the agreements, covenants and provisions hereinafter contained, the Delaware Corporation and the Minnesota Corporation, by their respective Boards of Directors, have agreed and do hereby agree, each with the other as follows:

                                    ARTICLE I

     The Minnesota corporation and the Delaware Corporation shall be merged into a single corporation, in accordance with applicable provisions of the laws of the State of Minnesota and of the State of Delaware, by the Minnesota Corporation merging into the Delaware Corporation, which shall be the surviving Corporation.

                                   ARTICLE II

     Upon the merger becoming effective as provided in the applicable laws of the State of Minnesota and of the State of Delaware (the time when the merger shall so become effective being sometimes herein referred to as the EFFECTIVE DATE OF THE MERGER):

     1. The two Constituent Corporations shall be a single corporation, which shall be Charys Holding Company, Inc. as the Surviving Corporation, and the separate existence of Spiderboy International, Inc. shall cease except to the extent provided by the laws of the State of Minnesota in the case of a corporation after its merger into another corporation.


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                                   ARTICLE III

     The Certificate of Incorporation of Charys Holding Company, Inc. shall not be amended in any respect by reason of this Agreement of Merger. The
Certificate of Incorporation of Charys Holding Company, Inc. shall be the Certificate of Incorporation of the surviving corporation


                                   ARTICLE IV

     The manner of converting the outstanding shares of each of the Constituent Corporations shall be as follows: the current shareholders of Spiderboy International, Inc. will be entitled to receive one share of the common stock of Charys Holding Company, Inc. for every 10 shares of the common stock of Spiderboy International, Inc. held by the common shareholders of Spiderboy International, Inc. (in effect, a one for 10 reverse split). In addition, the currently issued one share of common stock of Charys Holding Company, Inc. will be cancelled. As a result, following the merger, the current common shareholders of Spiderboy International, Inc. will hold all of the issued and outstanding shares of the common stock of Charys Holding Company, Inc.

     Moreover, the holders of shares of the Series A Preferred Stock of Spiderboy shall be entitled to receive one share of the Series A Preferred Stock of Charys Holding Company, Inc. for every share of the Series A Preferred Stock of Spiderboy International, Inc. held by the preferred shareholders of Spiderboy International, Inc. As a result, following the merger, the current preferred shareholders of Spiderboy International, Inc., with the same 250 to one voting rights as possessed by the holder of Spiderboy International, Inc. Series A Preferred Stock, will hold all of the issued and outstanding shares of the preferred stock of Charys Holding Company, Inc.

     IN WITNESS WHEREOF, the Minnesota corporation and the Delaware corporation, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors have caused this Plan and Agreement of Merger to be executed by an authorized officer of each party thereto.

                                             CHARYS HOLDING COMPANY, INC.



                                             By
                                               ---------------------------------
                                                Billy V. Ray, Jr., President


                                             SPIDERBOY INTERNATIONAL, INC.



                                             By
                                               ---------------------------------
                                                Billy V. Ray, Jr., President


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